Exhibit 2.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of June 24, 2021, by and among PQ Group Holdings, Inc., a Delaware corporation (“Parent”) and Sparta Aggregator L.P., a Cayman Islands exempted limited partnership (“Purchaser”), and amends that certain Stock Purchase Agreement, dated as of February 28, 2021, by and among Parent and Purchaser (the “Original Agreement” and the Original Agreement as amended by this Amendment, the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.

WHEREAS, the parties to the Original Agreement desire to amend the Original Agreement as provided herein; and

WHEREAS, the parties hereto constitute all of the parties required to amend the Original Agreement in accordance with Section 11.9 thereof as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

(a)    Amendment. Section 6.15(e)(v) of the Original Agreement is hereby amended and restated in its entirety, effective immediately upon the execution of this Amendment, as follows:

“(v)    owning, operating and engaging (A) in the Business as conducted as of the date hereof and as of the Closing Date or (B) in a Catalyst Business in Mexico.”

(b)    Entire Agreement; Effect of Amendment. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Original Agreement, the terms of this Amendment will control. Except to the extent expressly modified herein or in conflict with the terms of this Amendment, the terms of the Original Agreement shall be unchanged and remain in full force and effect, and its provisions shall be binding on the parties hereto. The Original Agreement, as amended by this Amendment, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in the Purchase Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. From and after the date hereof, all references in the Original Agreement to the “Agreement” shall mean the Purchase Agreement as modified by this Amendment.

(c)    Miscellaneous. Article XI of the Original Agreement is hereby incorporated by reference and made a part hereof, mutatis mutandis.

(d)    Binding. This Amendment shall be binding upon, and inure to, the benefit of, the legal representatives, heirs, successors and assigns of the respective parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment No. 1 to Stock Purchase Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

Parent

PQ Group Holdings, Inc.

By:	/s/ Joseph S. Koscinski
Name:	Joseph S. Koscinksi
Title:	Vice President, General Counsel and Secretary

Purchaser

Sparta Aggregator L.P.

By:	Sparta Acquisition Company, its General Partner

By:	/s/ Dev Kapadia
Name:	Dev Kapadia
Title:	Director

By:	/s/ Vance Holtzman
Name:	Vance Holtzman
Title:	Director

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]